CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 17, 2005 relating to the financial statements of Megola, Inc. as of and for the years ended July 31, 2004 & 2005, appearing in Megola, Inc.'s Form 10-K for the year ended July 31, 2005.

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

August 18, 2006